Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (the “Agreement”) is entered into by and between Brian E. Cho (hereinafter “Employee”) and Hanmi Bank and its affiliated or related parent or subsidiary corporations, as well as their respective attorneys, agents, representatives, partners, joint ventures, successors, assigns, insurers, employees, officers, and directors (hereinafter collectively referred to as “Hanmi”). Hanmi and Employee have mutually agreed to end their employment relationship effective October 14th, 2011 (the “Severance Date”). The purpose of this Agreement is to settle and compromise any and all disputes and controversies of any nature existing between the parties arising out of Employee’s employment with and/or separation from Hanmi. Employee and Hanmi are individually referred to as a “Party” and collectively referred to as the “Parties.”

1.    Severance Pay.

Hanmi agrees that within seven (7) days after receipt by Hanmi of a signed acknowledgement from Employee that he has not exercised his right to revoke this Agreement as described below:

(a) Employee shall receive from Hanmi a one-time lump sum cash payment in the gross amount of One Hundred Thirty Five Thousand Dollars ($135,000) subject to applicable tax and other withholdings. Hanmi shall pay Employee this one-time lump sum cash payment on the eighth (8th) calendar day following the execution of the Agreement.

(b) During the course of the employment with Hanmi, Employee was granted options to acquire shares of Hanmi’s common stock totaling forty five thousand (45,000) shares, subject to certain terms and conditions. Only twenty one thousand (21,000) shares of these stock options are currently vested. The Parties hereby agree that Hanmi shall accelerate the vesting schedule and the remaining twenty four thousand (24,000) shares shall vest effective as of the Severance Date. The Parties acknowledge and agree that Employee shall have all of his right to exercise the Vested Stock Options within ninety (90) days following the Severance Date.

(c) During the course of the employment with Hanmi, Employee was granted restricted stock grants of Hanmi’s common shares totaling twenty thousand (20,000) shares, subject to certain terms and conditions. Only six thousand (6,000) shares have been awarded. The Parties hereby agree that Hanmi shall accelerate the vesting schedule and the remaining fourteen thousand (14,000) shares of restricted stock grant shall vest effective as of the Severance Date. The Parties acknowledge and agree that Employee shall retain all of his right, title and interest in and to Hanmi’s common stock on and after the Severance Date. Employee shall not be entitled to any stock grants or other benefits under any Hanmi stock bonus plans(s) or agreements other than the Restricted Stock given after the Severance Date.

(d) Hanmi will reimburse Employee for all business expenses incurred by Employee in connection with his employment with Hanmi prior to the Severance Date, provided that Employee timely and properly submits such expenses in accordance with Hanmi’s normal

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business expense reimbursement policy. Additionally, Hanmi agrees to promptly reimburse Employee for the reasonable legal expenses he incurs in connection with reaching this severance arrangement upon presentation of documentation reasonably satisfactory to Hanmi.

(e) Employee shall continue to be covered under the Hanmi’s Employee Health Insurance Plan until the earlier of October 31, 2012 at Hanmi’s expense, or when Employee becomes eligible to participate in another employer-provided health insurance plan.

2.    Warranties by Employee.

(a) Employee acknowledges that he will have received all monies and other benefits due him as a result of his employment with and/or separation from Hanmi, other than the amount set forth in Paragraph 1.

(b) Employee also represents that he has no pending complaints or charges against Hanmi with any state or federal court or any local, state or federal agency, division or department, based on any events occurring prior to the date of execution of this Agreement.

(c) Employee further represents that he will not in the future file, participate in, instigate or encourage the filing of any lawsuit or claim by any party in any state or federal court or any proceeding before any local, state or federal agency, department or division, claiming that Hanmi has violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to the date of the execution of this Agreement.

3.    No Admission of Liability by Hanmi.

This Agreement does not constitute an admission of wrongdoing of any kind by either Party.

4.    Director And Officer Liability Insurance.

After the Severance Date, Hanmi, at its costs and expenses, shall ensure that Employee will continue to be covered under Hanmi’s director and officer liability insurance for the period that Employee was an officer of Hanmi to the extend set forth under the director and officer liability insurance contract in effect as of the Severance Date.

5.    Cooperation.

(a) Employee agrees that he shall make himself available as reasonably requested by Hanmi to assist Hanmi in any investigations, litigation, arbitration, administrative hearings or other legal matters in which the Employee is named as party or has knowledge relevant to the matter. Employee acknowledges and agrees that such assistance may include, but shall not be limited to, providing information or documents, providing declaration or statements to Hanmi, meeting with attorneys or other representatives of Hanmi, preparing for and giving depositions or testimony, and/or otherwise reasonably cooperating in the investigation, defense or prosecution of such matters. Employee further acknowledges and agrees that the services and advice to be

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performed by him hereunder may require that he be available to appear at various locations to consult with Hanmi’s employees or attorney’s and to appear at various hearings in which Hanmi and/or Employee may be named as a party. Employee hereby covenants that he shall use his best efforts to make himself available to attend such meetings or hearings as reasonably requested by Hanmi. To the extent Employee voluntarily cooperates at Hanmi’s request after the Severance Date, Hanmi shall pay Employee reasonable compensation and any reasonable lodging and/or travel expenses actually incurred.

(b) Hanmi agrees to reimburse, defend, protect and hold Employee harmless from and against: [i] the pending claims in the lawsuit filed by John Ahn; and [ii] any and all other claims, actions, suits, proceedings, losses, costs, damages, liabilities (including without limitation sums paid in settlement of claims), deficiencies, fines, penalties, punitive damages or expenses (including, without limitation, actual attorneys’ fees and consultants’ fees, investigation and laboratory fees, court costs and litigation expenses) which directly or indirectly involves, arises out of, or related to, [i] Employee’s work and/or activities during his employment with Hanmi; and [ii] Employees activities of cooperation under this Agreement. The intent of the indemnity is to ensure that Employee is not required to incur any costs or expenses and that Hanmi is to be fully responsible. This indemnity shall include, without limitation [i] any damage, liability, fine, penalty, punitive damage, cost or expense arising from or out of any claim, action, or suit, tangible property damage, nuisance, and [ii] the cost of any required or necessary investigation.

(c) Each of the Parties shall provide reasonable cooperation to one another to carry out the terms hereof and shall execute whatever further documents are reasonably necessary to effectuate the same.

6.    Release of Known and Unknown Claims. In exchange for the agreements contained in Paragraph 1, above, and in consideration of the further agreements set forth below, each of the Parties agrees to unconditionally and forever release and discharge the other Party, from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which he/it may now have, or ever have, whether known or unknown, including any claims, causes of action or demands of any nature arising out of or in any way relating to the Employee’s employment with and/or separation from Hanmi on or before the date of the execution of this Agreement.

This release specifically includes, but is not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, overtime, commission, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; retaliation; discrimination or harassment on the basis of age, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, or Section 1981 of Title 42 of the United States Code;

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violation of COBRA; violation of any safety and health laws, statutes or regulations; violation of ERISA; violation of the Internal Revenue Code; or any other wrongful conduct, based upon events occurring prior to the date of execution of this Agreement.

Each of the Parties further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

7.    Knowing and Voluntary.

Each of the Parties represents and agrees that he/it is entering into this Agreement knowingly and voluntarily. Each of the Parties affirms that no promise or inducement was made to cause him/it to enter into this Agreement, other than the severance pay promised to Employee in Paragraph 1, above and the terms of this Agreement. Each of the Parties further confirms that he/it has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his/its agreement.

8.    Time to Consider Agreement before Execution.

Employee expressly acknowledges that he has been provided forty-five (45) days to consider this Agreement and that he was informed that he had the right to consult with counsel regarding this Agreement, and that he has had the opportunity to consult with counsel. To the extent that Employee voluntarily has taken fewer than forty-five (45) days to consider this Agreement, Employee acknowledges that he had sufficient time to consider the Agreement and to consult with counsel and that he does not desire additional time.

9.    Revocation Period.

This Agreement is revocable by Employee for a period of seven (7) calendar days following his execution of this Agreement. The revocation must be in writing, must specifically revoke this Agreement, and must be received by Hanmi prior to the eighth (8th) calendar day following the execution of this Agreement. This Agreement becomes effective, enforceable and irrevocable on the eighth (8th) calendar day following Employee’s execution of this Agreement. Any revocation notice must be sent to: Ms. Myung Hee Kim, Human Resources Manager, Hanmi Bank, 3660 Wilshire Boulevard, Suite PH-A, LA, CA 90010. Even if Employee decides not to revoke this Agreement, Employee must sign (after the expiration of the revocation period) an acknowledgment (on the form attached as Exhibit “ A ) that he has not exercised his right to revoke, and mail or deliver the original signed acknowledgment to Hanmi. As provided in Paragraph 1 above, Hanmi shall pay Employee the severance or retention amount provided in Paragraph 1 within seven (7) days after receiving the signed acknowledgment from Employee.

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10.    Governing Law.

This Agreement shall be construed under the laws of the State of California, both procedural and substantive.

11.    Arbitration.

Any and all disputes or claims arising out of or in any way related to this Agreement, including without limitation, fraud in the inducement of this Agreement, or relating to the general validity or enforceability of this Agreement, as well as any claims arising out of Employee’s employment with and/or separation from Hanmi shall be submitted to final and binding arbitration before an arbitrator of the Judicial Arbitration and Mediation Services (“JAMS”) in Los Angeles County in accordance with the rules of that body governing employment disputes. Hanmi agrees to advance and pay for the necessary costs of arbitration. The prevailing party shall be entitled to reasonable costs and attorneys’ fees. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

12.    Confidentiality.

Employee agrees not to disclose the existence of this Agreement or any of its terms to anyone other than his attorneys, accountants and immediate family members, or where compelled by an order of a court of competent jurisdiction or a subpoena issued under the authority thereof. Employee further agrees to keep this Agreement and all of its terms strictly confidential and agrees that he will inform any such attorneys, accountants and immediate family members about this confidentiality provision. Further, Employee agrees that neither he nor his representatives or family members will reveal any confidential information about Hanmi, its operations, its executives or its employees to any third party.

13.    Trade Secrets of Hanmi.

Employee further represents that during the employment with Hanmi, he has had access to and became acquainted with various trade secrets, consisting of software, plans, formulas, patterns, devices, secret inventions, processing, customer lists, contracts, and complications of information, records and specifications, which are owned by Hanmi and are regularly used in the operation of its business and which may give Hanmi an opportunity to obtain an advantage over competitors who do not know or use such trade secrets. Employee agrees and acknowledges that Employee was granted access to these valuable trade secrets only by virtue of the confidential relationship created by Employee’s employment. Employee shall not disclose any of the aforesaid trade secrets, directly or indirectly, to third parties or use them in any way for personal benefit after separation from Hanmi. All records, files, documents, drawings, specifications, software, equipment, and similar items relating to the business of Hanmi, including without limitation all records relating to customers (the “Documents”), whether prepared by Employee or otherwise coming into Employee’s possession, shall remain the exclusive property of Hanmi and shall not be removed from the premises of Hanmi without proper authorization. Upon termination of employment, Employee shall promptly deliver to Bank, if any, all Documents in the possession or under the control of Employee.

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14.    Waiver.

The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any Party to enforce this Agreement.

15.    Modification.

No amendments to this Agreement will be valid unless written and signed by both Employee and Hanmi.

16.    Severability.

If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.

17.    Ambiguities.

Both Parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each Party shall have an opportunity to present evidence as to the actual intent of the Parties with respect to any such ambiguous language.

18.    Counterparts.

This Agreement may be signed in counterparts and a facsimile signature may be used by either Party as an original signature.

19.    Entire Agreement/Integration.

This Agreement constitutes the entire agreement between Employee and Hanmi concerning the terms contained herein. No covenants, agreements, representations, or warranties of any kind have been made to any Party hereto. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.

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PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.

Dated: October 7th, 2011	By:	/S/ BRIAN E. CHO
	Name:	Brian E. Cho

HANMI

Dated: October 7th, 2011	By:	/S/ JAY S. YOO
	Name:	Jay S. Yoo
	Title:	President and Chief Executive Officer

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ACKNOWLEDGMENT RE: REVOCATION RIGHT

Jay S. Yoo

President & Chief Executive Officer

HANMI BANK

3660 Wilshire Boulevard, Suite PH-A

Los Angeles, California 90010

Dear President Yoo:

In reference to that certain Severance and Release Agreement dated October 7th, 2011 (“Agreement”) between myself and Hanmi Financial Corporation and Hanmi Bank (collectively “Hanmi”), I hereby acknowledge and agree that I was given at least forty-five (45) full days within which to consider the Agreement before I signed it (although I may have voluntarily taken less time) and that I was advised in writing to consult with an attorney of my choice before signing the Agreement.

I further hereby acknowledge and agree that I have been advised in writing that I have a period of seven (7) full days following execution of the Agreement by all parties thereto to revoke the Agreement and that the Agreement does not become effective or enforceable until this seven (7) day revocation period has expired without my having exercised this right of revocation.

I further hereby acknowledge and state that a full seven (7) days have passed since execution of the Agreement by all parties thereto and that I have NOT revoked, am NOT revoking and do NOT intend to exercise my right to revoke the Agreement.

Very truly yours,

DATED: October 7th, 2011	/s/ Brian E. Cho
Brian E. Cho

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